

ABN MINE
512587
921.017
AIRFIELD
UG PIPELINE
ABN MINE
641
332544
513314
513411
ABN PIT
existing 24 cells
514065
PROPOSED 69 CELLS
NEW STAKING
cost = 69*21*.40 = $580.00
921.007
921.016
921.008
JOEYASKA 2
ANTKO 2
PIT
BCB 96056
513064
368276
SCALE BAR 1000 M
Copyright © Province of British Columbia
Map Center: 120° 40' 48" W, 50° 5' 40" N